Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated September 27, 2007, relating to the consolidated financial statements of ShoreTel, Inc. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment and the restatement discussed in Note 2) appearing in the Annual Report on Form 10-K of ShoreTel, Inc. for the year ended June 30, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
San Jose, California
November 16, 2007